Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (No. 333-146475) on Form S-8 of Teradata Corporation of our report dated June 25, 2019, with respect to the statements of net assets available for benefits of Teradata Savings Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplementary information as of December 31, 2018, appearing in the Annual Report (Form 11-K) of Teradata Savings Plan.

/s/ Moss Adams
Campbell, CA
June 25, 2019